AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TEDOM CAPITAL, INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

Tedom Capital, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"),

DOES HEREBY CERTIFY:

FIRST:  That the name of this corporation is Tedom Capital, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on December 26, 2006 under the name Tedom Capital, Inc.

SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:
ARTICLE I

The name of this corporation is TEDOM CAPITAL, INC.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is 40 E. Division Street, Suite A in the City of Dover, County of Kent.  The name of its registered agent at such address is PARACORP INCORPORATED.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

A.             Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this corporation is authorized to issue is One Hundred Fifty Million (150,000,000) shares.  One Hundred Million Shares (100,000,000) shares shall be Common Stock  with a par value of $0.001 and Fifty Million (50,000,000) shares shall be Preferred Stock with a par value of $0.001.

B.             Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Restated Certificate of Incorporation may be issued from time to time in one or more series. One Million Eight Hundred Fifty Four Thousand Thirteen (1,854,013) shares of Preferred Stock shall be designated as the Series A Shares with an amount paid per share of $0.719. Two Million Seven Hundred Eighty-Eight Thousand Three Hundred Sixty-Eight (2,788,368) shares of Preferred Stock shall be designated as the Series B Shares with an amount paid per share of $0.705. Three Million One Hundred Forty-Two Thousand Four Hundred Fifty-Two (3,142,452) shares shall be designated as the Series C Shares with an amount paid per share of $1.15. One Million Eight Hundred Eighty Nine Thousand Five Hundred Ninety-Four (1,889,594) shares shall be designated as the Series D Shares with an amount paid per share of $1.588.  The Series A Shares, Series B Shares, Series C Shares and Series D Shares shall be collectively referred to herein as the “Series A, B, C and D Preferred.” The rights, preferences, privileges, and restrictions granted to and imposed on the Series A, B, C and D Preferred are as set forth below in this Article IV(B).

The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights that have been or may be granted to the Preferred Stock or series thereof in Certificates of Designation or this corporation's Certificate of Incorporation ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series (other than the Series A, B, C and D Preferred Stock), prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

1.	Dividend Provisions.

Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2.	Liquidation Preference.

(a)           In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A, B, C and D Preferred shall be entitled to receive, subject to the prior preferences and rights of Senior Stock (defined below) and before any payment shall be made in respect of the Corporation’s common stock, no par value per share (the “Common Stock”) or other Junior Stock (defined below), by reason of their ownership thereof, the amount paid per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), for each share of Series A, B, C and D Preferred then held by them. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A, B, C and D Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then, following the payment to the holders of any Senior Stock of the full amounts to which they are entitled, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A, B, C and D Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive. “Senior Stock” shall mean, for purposes of this Article IV, B., any class or series of stock of the Corporation ranking senior to the Series A, B, C and D Preferred in respect of the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation. “Junior Stock” shall mean, for purposes of this Article IV, B., the Common Stock and any other class or series of stock of the Corporation not entitled to receive any assets upon the liquidation, dissolution or winding up of the affairs of the Corporation until the Series A, B, C and D Preferred shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

(b)             In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, and subject to the payment in full of the liquidation preference with respect to the Senior Stock, if any, and Series A, B, C and D Preferred as provided in subparagraph (a) above, the entire remaining assets and funds of the corporation legally available for distribution, if any, shall be distributed ratably among the holders of Common Stock and other Junior Stock.

(c)             A consolidation or merger of the Corporation with or into any other corporation or corporations pursuant to which the stockholders of the corporation prior to the merger or similar transaction shall own less than fifty percent (50%) of the voting securities of the surviving corporation, (ii) a sale, conveyance or disposition of all or substantially all of the assets of this Corporation, or (iii) the effectuation by the Corporation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of (other than the sale of Preferred Stock), shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Article IV, B., and shall entitle the holders of Senior Stock, Series A, B, C and D Preferred and Junior Stock to receive at the closing in cash, securities or other property (valued as provided in Article IV. B.2.(d) below) amounts as specified in Article IV.B.2.(a) and (b) above.

(d)             Whenever the distribution provided for in this Article IV, B. shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors, and with respect to the gross amounts of their distributions, the holders of Series A, B, C and D Preferred shall participate ratably in the distribution of such securities or other property.

(e)             The Corporation shall give each holder of record of Series A, B, C and D Preferred written notice of any impending event designated in Article IV.B.2.(c) above not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the notice provided for herein; provided, however, that such period may be shortened upon the written consent of the holders of Series A, B, C and D Preferred who are entitled to such notice rights or similar notice rights and who represent at least a majority of the voting power of all then outstanding shares of such Series A, B, C and D Preferred.

3.	Voting.

Until converted to Common Stock as provided herein, the Series A, B, C and D Preferred shall not be entitled to vote.

(a)           The holder of a Series A, B, C and D Preferred share which has been converted to Common Stock as provided herein, except as otherwise expressly provided herein or as required by law, shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A, B, C and D Preferred has been converted, and with respect to such, shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock (except as otherwise expressly provided herein or as required by law), voting together with the Common Stock as a single class, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

(b)           The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A, B, C and D Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

4.	Conversion.

The holders of Series A, B, C and D Preferred shall be subject to mandatory conversion as follows:

(a)         Automatic Conversion. Each share of Series A, B, C and D Preferred shall automatically be converted into shares of Common Stock, on a one-for-one basis, upon the earlier of (i) the effectiveness of the sale of the Corporation’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), other than a registration relating solely to a transaction under Rule 145 under the Securities Act (or any successor thereto) or to an employee benefit plan of the Corporation, with aggregate proceeds to the Corporation and/or any selling stockholders (prior to deduction of underwriter commissions and offering expenses) of at least $20,000,000, (ii) a sale of all or substantially all the assets of the Corporation, or (iii) the event whereby the average closing price per share of Common Stock of the Company, as reported by such over-the-counter market, interdealer quotation service or exchange on which shares of Common Stock of the Company are primarily traded (if any), equals or is greater than $10.00 per share, for thirty (30) consecutive trading days.

(b)         Mechanics of Conversion. Before any holder of Series A, B, C and D Preferred shall be entitled to convert the same into shares of Common Stock, he, she or it shall surrender the certificate or certificates thereof, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he, she or it elects to convert the same and shall state therein the name or names in which he, she or it wishes the certificate or certificates for shares of Common Stock to be issued; provided, however, that in the event of an automatic conversion pursuant to Article IV, B.4.(a), the outstanding shares of Series A, B, C and D Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A, B, C and D Preferred are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after delivery of such certificate, or such agreement of indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series A, B, C and D Preferred a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made on the date of closing of the automatic conversion event referred to in Article IV, B.4.(a), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(c)         Notices.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Preferred Stock at least thirty (30) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution. In the event of any proposal by the Corporation to take any action that would result in any liquidation or deemed liquidation of the Corporation, the Corporation shall mail to each holder of Series A, B, C and D Preferred at least twenty (20) days prior to the date of such proposed transaction a notice specifying the proposed date of such transaction. Any notice required by the provisions of this designation to be given to the holders of shares of Series A, B, C and D Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation. If the mailing address of any holder of Series A, B, C and D Preferred is outside of the United States, a copy of any notice to be sent pursuant to this Section shall be sent to such holder by telecopy or telex (with confirmation of receipt) and shall be deemed given upon transmission and any notices deposited in the mail shall be sent by registered airmail.

(d)         Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A, B, C and D Preferred pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(e)         Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A, B, C and D Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A, B, C and D Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A, B, C and D Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging its best efforts to obtain the requisite stockholder approval of any necessary amendment to this designation.

(f)         Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of Series A, B, C and D Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A, B, C and D Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, issue a full share, or pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation).

(g)         No Preemptive Rights. Except for the mandatory conversion as provided in Article IV, B.4.(a) hereof, no holder of the Series A, B, C and D Preferred shall be entitled as of right to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class or bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

C.             Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1.           Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2.           Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Division (B) of Article IV hereof.

3.           Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

ARTICLE VI

The number of directors of this corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

ARTICLE IX

A director of this corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended, after approval by the stockholders of this Article, to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article IX, by the stockholders of this corporation shall not apply to or adversely affect any right or protection of a director of this corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE X

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

* * *

THIRD:                The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH:            That said amendment and restatement was duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by the President and the Secretary of this corporation on this ___day of __________,  2010.

Jason Weilert, President and Secretary